UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 16, 2009
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

14 Cambridge Center, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (617) 679-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.
     Early Termination of Stockholder Rights Plan. On January 15, 2009, the Board of Directors of Biogen Idec Inc. (“Biogen Idec”) voted to terminate the Biogen Idec stockholder rights plan (the “Rights Plan”) effective as of January 30, 2009. Prior to the Board’s action, the Rights Plan was scheduled to expire on July 26, 2011.
     Under the Rights Plan, each share of Biogen Idec’s common stock has one “Right” attached to it that entitles the holder to purchase Biogen Idec's Series X Junior Participating Preferred Stock under the circumstances specified in the Rights Plan. As a result of the Board of Director's action, after January 30, 2009 no unredeemed Rights will be outstanding or exercisable.
     The Board’s action took the form of approval of an amendment (the “Amendment”) to the Amended and Restated Rights Agreement dated as of July 26, 2001, as amended June 20, 2003, between Biogen Idec and Mellon Investor Services, LLC, as rights agent. The foregoing summary is qualified in its entirety by reference to the full text of the Amendment, the form of which is set forth as Exhibit 4.1 to this report and is incorporated herein by reference.
Item 8.01 Other Events.
     Majority Voting Recommendation. The Board of Directors has also voted to recommend the approval at the 2009 Annual Meeting of Stockholders of a bylaw amendment that provides for a majority voting standard in uncontested director elections.
Item 9.01 Financial Statements and Exhibits.
     The exhibits listed on the Exhibit Index immediately preceding such exhibits are filed as part of this Current Report on Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Robert A. Licht
Robert A. Licht
Vice President and Assistant Secretary

Date: January 16, 2009

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Form of Amendment No. 2 to Amended and Restated Rights Agreement dated as of January 15, 2009 between Biogen Idec Inc. and Mellon Investor Services, LLC. Filed herewith.